Exhibit 10.10

PERFORMANCE UNIT AGREEMENT

CUBIST PHARMACEUTICALS, INC.

This Performance Unit Agreement (this “Agreement”) governs an award (the “Award”) of performance units (“Performance Units”) granted to certain employees of Cubist Pharmaceuticals, Inc. (the “Company”) who have been selected for participation (each such employee, a “Participant”) under the Company’s 2012 Equity Incentive Plan (as amended from time to time, the “Plan”).  The details of any Award made to a Participant will be set forth in a letter from the Participant’s manager or other written communication from the Company (a “Notice”).

In consideration of the premises and the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Participant agree as follows:

1.                                      Relationship to the Plan.  The Participant specifically understands and agrees that the Award is being issued under the Plan, a copy of which the Participant acknowledges he or she has read and understands and by which the Participant agrees to be bound.  The provisions of the Plan are incorporated into this Agreement by reference.

2.                                      Grant of the Award.  The Participant will be notified of his or her Award through a Notice.  The Notice will contain, among other things, the number of Performance Units subject to the Award and the grant date of the Award (such date, the “Grant Date”).  The Award consists of a contingent entitlement of the Participant to receive one share of Stock with respect to each Performance Unit forming part of the Award, as set forth in the Notice. For the avoidance of doubt, the total number of Performance Units subject to the Award, as set forth in the Notice, is subject to adjustment pursuant to Section 8 of the Plan.

3.                                      Meaning of Certain Terms.  Except as otherwise defined herein (including, for the avoidance of doubt, in Schedule A attached hereto, which is incorporated herein and is a part hereof), all capitalized terms used herein have the same meaning as in the Plan.  The following terms have the following meanings:

(a)                                 “Employment” means the Participant’s employment or other service relationship with the Company and its Subsidiaries.  Any references herein to a termination or cessation of employment, separation from service, retirement, or similar or correlative terms will be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury Regulations, after giving effect to the presumptions contained therein) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations.

(b)                                 “Performance Period” means the period beginning on February 15, 2013 and ending on February 14, 2016.

4.                                      Vesting of the Award.  Subject to the terms and conditions set forth in this Agreement and the Plan, and unless earlier terminated or forfeited, the Performance Units will vest in accordance with the terms of Schedule A attached hereto.  The Company will be obligated to deliver to the Participant such number of shares of Stock equal to the number of Performance Units that vest in accordance with the terms of Schedule A attached hereto as soon as practicable following the end of the Performance Period and in all events within sixty (60) days following the end of the Performance Period.

5.                                      Termination of the Award.

(a)                                 Any Performance Units that do not vest in accordance with the terms set forth in Schedule A will terminate upon the expiration of the Performance Period, without any consideration due to the Participant, subject to earlier termination as provided for below.

(b)                                 If the Participant’s Employment ceases for any reason prior to the end of the Performance Period, all Performance Units will be immediately forfeited upon such termination without any consideration due to the Participant.

(c)                                  The Committee may cancel, rescind, withhold or otherwise limit or restrict any Award or Performance Units underlying any Award at any time if the Participant breaches any agreement with the Company or its subsidiaries with respect to non-competition, non-solicitation, or non-hire.

6.                                      Prohibitions on Transfer and Sale.  Except as permitted by the Plan, the Award shall not be assigned, pledged or transferred in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process.  Any attempted transfer, assignment, pledge or other disposition of the Award, the Performance Units, or of any rights granted under this Agreement that is contrary to the provisions of the Plan or this Section 6, or the levy of any attachment or similar process upon the Award and the Performance Units, shall be null and void.  Except as permitted by the Plan, the Stock to be issued pursuant to this Agreement shall be issued, during the Participant’s lifetime, only to the Participant (or, in the event of legal incapacity or incompetence, to the Participant’s guardian or representative).

7.                                      Securities Law Compliance.  The Participant specifically acknowledges and agrees that any sales of Stock issued hereunder shall be sold in accordance with the requirements of the Securities Act of 1933, as amended.

8.                                      Rights as a Stockholder.  The Participant shall have no right as a stockholder, including voting and dividend rights, until the shares of Stock are delivered to the Participant in accordance with Section 4 and Schedule A of this Agreement.

9.                                      Tax Liability of the Participant and Payment of Taxes.

(a)                                 The Participant acknowledges and agrees that any income or other taxes due from the Participant with respect to the Award or the Stock to be issued pursuant to this Agreement or otherwise sold shall be the Participant’s responsibility.

(b)                                 The Participant acknowledges and agrees that the Participant’s rights hereunder, including the right to be issued Stock upon the vesting of the Performance Units (or any portion thereof), are subject to the Participant’s promptly paying, or in respect of any later requirement of withholding being liable promptly to pay at such time as such withholdings are due, all taxes required to be withheld, if any.

(c)                                  Prior to the end of the Performance Period, the Participant shall be required to elect (through the website of the broker designated by the Company) to either pay the taxes referred to in subsection (b) above in cash (through the payment of a check or wire transfer) or, to the extent permitted by applicable law and Company policy, through a “Sell to Cover Taxes”, in which the broker designated by the Company sells on the Participant’s behalf a whole number of shares of Stock from the shares issuable to the Participant hereunder to generate cash proceeds sufficient to satisfy such taxes.  In the event of a Sell to Cover Taxes, the Participant will be responsible for all broker’s fees and other costs of sale.  If the Participant either (i) elects to pay the taxes in cash and does not pay the taxes to the Company on or prior to the deadline for making such payment, or (ii) does not make a tax election on or prior to the deadline for making such an election, to the extent permitted by applicable law and Company policy, the Participant will be deemed to have elected to Sell to Cover Taxes.  In the event of a Sell to Cover Taxes under the preceding sentence, the sale will be effected by the Company’s designated broker within a reasonable period of time after the vesting date or the date Stock is deliverable hereunder and the Participant will be solely responsible for any additional tax obligations that result from the sale.  Neither the Company nor the broker designated by the Company will guarantee any particular sale price in a Sell to Cover Taxes.  No Stock will be transferred unless and until all applicable tax obligations have been satisfied by the Participant.

10.                               Participant Acknowledgements and Authorizations. The Participant acknowledges the following:

(a)                                 The Company is not by the Plan, this Agreement, the Award, or the issuance of Stock upon the vesting of the Performance Units obligated to continue the Participant’s Employment with the Company or any Subsidiary.

(b)                                 The grant of the Award is considered a one-time benefit and does not create a contractual or other right to receive any other award under the Plan, benefits in lieu of such awards or any other benefits in the future.

(c)                                  The Plan is a voluntary program of the Company and future awards, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any award, the amount of any award, vesting provisions and purchase price, if any.

(d)                                 The value of the Award is an extraordinary item of compensation outside of the scope of the Participant’s employment.  As such, the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-term service awards, pension or retirement benefits or similar payments.  The future value of the Stock underlying the Award is unknown and cannot be predicted with certainty.

(e)                                  The Participant authorizes the Company to use and disclose to any agent administering the Plan or providing recordkeeping services with respect to the Plan with such information and data as the Company shall request in order to facilitate the grant of the Award, the administration of the Award and the administration of the Plan, and the Participant waives any data privacy rights he or she may have with respect to such information or the sharing of such information.

11.                               Recovery of Compensation.  The Performance Units, any shares of Stock delivered hereunder and any gains realized or other amounts in respect of such Performance Units shall be subject to recoupment by the Company to the extent required to comply with (i) applicable law or regulation or the rules of the stock exchange on which the Stock is traded or (ii) any applicable Company clawback or recoupment policy as in effect from time to time.

12.                               Notices.  Notices required or permitted by the terms of this Agreement or the Plan shall be given by the Company and the Participant as set forth in the Plan.

13.                               Benefit of Agreement.  Subject to the provisions of the Plan and the other provisions hereof, this Agreement shall be for the benefit of and shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

14.                               Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.  For the purpose of litigating any dispute that arises under this Agreement, whether at law or in equity, the parties hereby consent to exclusive jurisdiction in the Commonwealth of Massachusetts and agree that such litigation shall be conducted in the state courts of Massachusetts or the federal courts of the United States for the District of Massachusetts.

15.                               Severability.  If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then such provision or provisions shall be modified to the extent necessary to make such provision valid and enforceable, and to the extent that this is impossible, then such provision shall be deemed to be excised from this Agreement, and the validity, legality and enforceability of the rest of this Agreement shall not be affected thereby.

16.                               Entire Agreement.  This Agreement, together with the Plan and the Notice, constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof, including without limitation the vesting (if any) of the Performance Units, notwithstanding any provision relating to the vesting or other treatment of equity-based awards of the Company or its Affiliates contained in any other agreement between the Participant and the Company or any Affiliate.  No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement shall affect or be used to interpret, change or restrict the express terms and provisions of this Agreement provided, however, in any event, this Agreement shall be subject to and governed by the Plan.

17.                               Modifications and Amendments; Waivers and Consents.  The terms and provisions of this Agreement may be modified or amended as provided in the Plan.  Except as provided in the Plan, the terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions.  No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

18.                               Company Signature; Participant Electronic Acknowledgment. An authorized representative has signed this Agreement below.  By acknowledging acceptance of the terms of this Agreement through an electronic acknowledgment system established by the Company or its designated broker, the Participant agrees to be bound by all of the terms of this Agreement and the Plan.  The Award will not become effective, and the Participant will therefore have not rights to or in the Award, until the Participant acknowledges his or her acceptance of the terms of this Agreement in the manner required by the Company.

Executed as of the        day of                                           , 2013.

Company	CUBIST PHARMACEUTICALS, INC.

By:
Name:
Title:

Participant
Name:
Address: